Exhibit 10.17

Certain information marked as “xxx” has been excluded from the Agreement because it is both not material and is the type that the registrant treats as private or confidential

Office Lease Agreement

Lessor: Hainan Ruiran Jiahai Industrial Co., LTD. (hereinafter referred to as Party A)

Add: Jiahai Building, No. 17, Jinpan Road, Jinpan Industrial Zone, Haikou City, China. Postcode: 570216

Contact number: 66827489

Lessee: Hainan Helpson Pharmaceutical Biotechnology Co., LTD. (hereinafter referred to as Party B)

Business License: xxx

Contact number: 66819020

Contact: Zhong Zaming

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, on the basis of equality and voluntariness, agree as follows on matters related to Party B’s lease of Party A’s premises:

Article 1 Basic Information of the Premises

(1)	Party A owns the property right of Jiahai Building, located at No. 17 Jinpan Road, Haikou City, Hainan Province. The land use right of the building is obtained by means of transfer.

(See Annex 1 “House Ownership Certificate”).

(2)	The premises leased by Party B (hereinafter referred to as the Premises) is located on the third floor of Jiahai Building with a gross floor area of about 1188 square meters.

The ownership status of the house

Party A has full and unblemished ownership of Jiahai Building, and the building is not mortgaged.

Article 2 Purpose of lease

Party B leases the building for office use. Party B warrants that it shall not change the use of the leased building without the written consent of Party A and the examination and approval of the relevant authorities as required. Party B must accept Party A’s property management and safety supervision.

Article 3 The lease term is two years

(1)	The lease term is from July 01, 2023 to June 30, 2025.

(2)	Upon the expiration of the lease term, if Party A’s ownership and business direction of Jiahai Building do not change, if Party B intends to continue to lease the building, it shall submit a written request to Party A for lease renewal 30 days in advance. After reaching an agreement through consultation, Party A and Party B shall re-sign the lease contract or supplementary agreement. The upward rent shall be 5% of the total rental and property charges.

(3)	Upon the expiration of the lease, Party B shall have the priority to lease the property under the same conditions.

Article 5 Rent Fee

(1)	Rent standard: From July 1, 2023 to June 30, 2025, the monthly rent is RMB 25,771.00, the property management fee is RMB 4,229.00, The total rental and property fee is RMB30000.00 (tax included).

(2)	Time of rent payment: The rent payment shall be made in one natural month. The first rent shall be paid within 5 days after the signing of this contract. The rent (security deposit) can only be transferred to the account.

(3)	Rent payment method and time: Party B shall make payment to the account designated by Party A by means of transfer (or cash). The last payment time of rent and utilities for this month shall be from the 10th to the 20th of each month.

(4)	After Party A receives the rent in full, Party A shall issue an invoice of the corresponding amount to Party B.

Article 6 Lease deposit (Deposit)

(1)	Within 5 days after this Contract is signed, Party B shall pay the lease deposit to Party A for withholding Party B’s breach or violation of the contract. The specific amount is RMB27,600.00. Party A shall issue a corresponding receipt to Party B upon receipt of the deposit.

(2)	After deducting the rent, liquidated damages, compensation or compensation, Party B shall make up the deposit within 15 days upon Party A’s notice. If Party B fails to make up the deposit within the time limit, Party A shall have the right to terminate this Contract.

(3)	Upon termination or early termination of this Contract, Party A shall refund the lease deposit to Party B in full after deducting Party B’s rental fee, penalty, compensation or compensation, property management and other expenses in accordance with this Contract. If Party B does not incur any relevant expenses, Party A shall return the lease deposit to Party B in full.

Article 7 Other Expenses

During the lease term, expenses related to the premises shall be borne as follows:

(1)	Party B shall set up water meters and electricity meters separately and pay water and electricity charges to the property management party of Jiahai Building according to the actual consumption. The water charge is RMB5.00 /cubic meter, and the electricity charge is RMB1.3/KWH. (The water and power department will be notified of any adjustment.)

(2)	Party B shall bear all telephone charges, TV viewing fees and other expenses incurred by Party B in leasing Jiahai Building.

Article 8 Delivery and return of the premises

(1)	Delivery: Party A shall deliver the Premises to Party B in accordance with the agreed terms after this Contract takes effect and Party B pays the rent and lease deposit to Party A as agreed. The List of Facilities and Equipment belonging to the Premises shall be deemed to have been delivered after it is submitted, signed and sealed by both parties and the key of the door is handed over.

(2)	Return: Upon expiration of the lease term or termination of the Contract, Party B shall return the Premises and its ancillary facilities to Party A on the same day. Party B shall dispose of the items belonging to Party B in the premises by itself; Party B shall not dispose of the floor, walls, doors, Windows, ancillary facilities and other articles belonging to Party A on its own and shall ensure that they are in good condition and tidy. Party A and Party B shall sign and seal the List of Facilities and Equipment Attached to the Premises after acceptance. If Party B fails to return the premises to Party A within 15 days after the expiration of the lease term or the termination of the Contract, Party A shall have the right to unilaterally take back the premises and return Party B’s belongings left in the rear room. Party A shall have the right to dispose of the premises by itself and claim the rent of Party B according to the actual return date.

Article 9 House Decoration

(1)	Party B may decorate the premises with the permission of Party A and does not require the restoration of the original condition after the expiration of the term. Otherwise, Party A has the right to ask Party B to stop work immediately. Party A shall have the right to ask Party B to restore the building to its original state if Party B destroys the structure of the building while decorating, decorating or adding new things. Party A shall have the right to rescind this Contract and compensate Party A for the corresponding losses if Party B renovates or damages the building structure without permission and disobeys the management.

2.	Expenses for house decoration and improvement shall be borne by Party B. Party B shall bear the personal injury and economic loss caused by Party B’s personnel during the decoration and relocation and shall compensate for the personal injury and economic loss caused to others.

Article 10 Maintenance of the premises and ancillary facilities

(1)	During the lease term, Party A shall ensure that the Premises and ancillary facilities are in suitable and safe condition. When Party B finds that the Premises and its ancillary facilities are damaged or malfunctioning, it shall promptly notify Party A to repair the premises and its ancillary facilities at Party A’s expense.

(2)	Party B shall repair and repair the decoration, improvement or addition of the premises by itself, and Party A shall not undertake the obligation of repair.

(3)	Party B shall use and accept the premises and its ancillary facilities in a reasonable manner. In the event of damage or failure of the premises and its ancillary facilities due to improper use or storage by Party B, Party B shall be responsible for maintenance or bear relevant expenses and liabilities. If the premises and ancillary facilities are damaged due to natural aging, Party A shall be responsible for maintenance and bear relevant expenses.

(4)	If Party B causes personal and property losses to Party A or a third party due to its improper use or maintenance of the premises and facilities, Party B shall be liable for compensation at Party B’s expense.

Article 11 Liability for insurance and safety

During the lease term, Party B shall insure and pay insurance premiums for its own property, personnel and other liabilities it may bear in the leased premises. During the lease term, Party B shall bear the responsibility and compensation for personal injury and property loss caused by itself, and for personal injury and property loss caused to others.

Article 12: Sublease, lend and transfer

(1)	Party B shall not sublease, lend, transfer, or exchange the premises with others, in part or in whole; otherwise, Party B shall be deemed to have violated the rules and Party A shall have the right to recover the proceeds from the sublease.

(2)	If Party B violates the provisions of the preceding paragraph, it shall be deemed as breach of contract by Party B. Party B shall rectify the breach within 5 days upon receipt of the written notice from Party A. If Party B fails to make such rectification within the said time limit, Party A shall have the right to terminate this Contract.

Article 13 Change of ownership and operation of Jiahai Building

(1)	If Party A transfers the ownership of Jiahai Building during the lease term, Party A shall notify Party B in writing 90 days in advance. Party B shall vacate the leased premises of Jiahai Building within 90 days after receiving the written notice from Party A without the consent of the new owner.

(2)	During the lease term, if there is any change in the business direction of Jiahai Building, which involves the part leased by Party B and requires Party B to relocate, Party A shall notify Party B in writing 90 days in advance, and Party B shall vacate its leased premises of Party A’s Jiahai Building within 90 days after receiving the written notice from Party A.

Article 14 Termination of the Contract

(1)	This Contract may be terminated upon mutual agreement of both parties.

(2)	Under any of the following circumstances, this Contract shall be terminated and neither party shall be liable for breach of contract:

1.	The building where the house is located is included in the scope of house demolition according to law due to urban construction needs.

2.	The house is damaged, lost or cannot be used normally due to force majeure such as earthquake or fire.

(3)	Party B shall have the right to unilaterally terminate the contract under any of the following circumstances:

1.	The house has not been delivered as agreed for 15 days.

2.	Any other termination of the contract as agreed herein occurs.

(4)	Under any of the following circumstances, Party A shall have the right to unilaterally terminate the contract and take back the premises leased by Party B:

1.	Party B does not pay the rent or does not pay the rent as agreed for 15 days.

2.	Changing the purpose of the building without authorization.

3.	Demolishing, altering or damaging the main structure of the building without authorization.

4.	Using the building to engage in illegal activities.

5.	Party B causes serious damage to the premises or poses a serious threat to the premises, property or personal safety. Affecting the life and office of other parties.

6.	Party B fails to move out of Party A’s Jiahai Building without Party A’s consent within 90 days after receiving Party A’s written notice of any change in ownership or change in business direction of Party A.

7.	Any other rescission of the Contract as agreed herein occurs.

Either party may terminate this Contract by giving a 90-day notice to the other party in any case other than the circumstances set forth in paragraphs (1) to (6) above. If Party A proposes to terminate this contract, Party A shall pay one month’s rent to Party B as compensation. If Party B proposes rescission, Party B shall pay one month’s rent to Party A as compensation.

Article 15 Liability for breach of contract

(1)	If Party A delays in delivering the leased premises of Jiahai Building to Party B, it shall pay Party B a penalty equal to 1‰ of the first rent and the total amount of the lease deposit for each day overdue.

(2)	If Party B delays in paying the rent, it shall pay a penalty equal to 1‰ of the amount owed to Party A for each day overdue.

(3)	If either party breaches other obligations agreed herein, it shall be held liable for breach of contract.

(4)	Where the liability for breach of contract is otherwise stipulated in other provisions of this Contract, such provision shall prevail.

Article 16 Settlement of contract disputes.

Any dispute arising under this contract shall be settled by the parties through consultation. If no agreement can be reached through consultation, either party may bring a suit to the people’s court in the place where the property right is located according to law.

Article 17 Other agreed matters

(1)	During the lease term, Party A may inspect or repair the premises and ancillary facilities at any time after notifying Party B in advance, and Party B shall cooperate, and Party A shall bear the maintenance expenses if necessary.

(2)	During the lease term, Party B shall abide by the regulations and management of the property management of Jiahai Building and shall undertake the security and sanitation of the leased area by itself.

(3)	All taxes and fees incurred by Party A and Party B due to business operations shall be borne by Party A and Party B respectively according to law.

(4)	Party B must strengthen its awareness of fire prevention during the lease term. In case of fire caused by Party B, Party B shall be responsible for all personal losses, economic losses of property and legal criminal liabilities. Party B shall be responsible for compensation for injuries and property losses caused to others. All losses caused to Party A and fines imposed by relevant departments shall be borne by and compensated by Party B.

(5)	If Party B commits any violation during the lease term, Party A shall have the right to stop providing property services and water and electricity to Party B after management and rectification by Party A. Party B shall be solely responsible for any losses caused to Party B’s production.

(6)	Party A shall, under any possible conditions, give priority to Party B’s (paid) parking space.

Article 18 The Contract takes effect

(1)	This Contract is signed and sealed by both parties on July 1, 2023 and shall come into force on the same day.

(2)	This Contract is made in triplicate, with Party A holding two copies and Party B holding one copy.

(3)	After this Contract comes into force, the parties shall make any modification or supplement to the contract in written form.

(4)	The appendix is an integral part of this contract and has the same legal effect as this Contract.

Lessor (Party A) :	Lessee (Party B) :

Signature/seal:	Signature/seal:

July 1, 2023,	July 1, 2023

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